Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION TO ACQUIRE
ACCESS ANYTIME BANCORP INC.

Albuquerque, NM--August 31, 2005--First State Bancorporation ("First State") (NASDAQ:FSNM) announced today that it has entered into a definitive agreement in which it will acquire Access Anytime Bancorp, Inc. ("Access") (Nasdaq SmallCap: AABC) and its wholly owned subsidiary, AccessBank, in an exchange of 0.791 shares of First State common stock for each share of common stock of Access. Access is a financial holding company headquartered in Albuquerque, New Mexico and AccessBank is an OTS chartered financial institution headquartered in Clovis, New Mexico. AccessBank operates ten offices in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico, and Sun City, Arizona.

First State Bancorporation is a $2 billion New Mexico based commercial bank holding company that serves communities in New Mexico, Colorado, and Utah through its wholly owned subsidiary First State Bank N.M. First State Bank N.M. operates as First Community Bank in Colorado and Utah. First State has the third largest deposit market share in New Mexico, without giving effect to this acquisition. Pro forma for the acquisition, First State will have total assets of approximately $2.4 billion, with a total of 40 branches in four states.

"The acquisition of Access gives us the perfect combination of bolstering our market share and delivery system within New Mexico, as well as allowing us an entry into the Phoenix/Scottsdale market in Arizona," Chief Executive Officer Michael R. Stanford commented. "We are very excited about the long term potential for growth in Arizona, a market that we previously identified as one that had a high level of interest for us. By adding branches in Las Cruces, Gallup, Clovis and Portales, we will have a virtual statewide presence in New Mexico. By expanding into Arizona and throughout New Mexico, along with our existing presence in northern New Mexico, Colorado and Utah, we will establish the framework that will allow us to carry on our record of profitable growth for many years to come," continued Stanford.

"This transaction will provide for better recognition of the value of the Access franchise for our stockholders, and align those interests with those of First State, a company that has shown very solid results for its shareholders over a long period of time," commented Norman R. Corzine, Chairman and CEO of Access.

The transaction, which is subject to regulatory approval and approval by the shareholders of Access, is expected to close in the fourth quarter of 2005, with operational integration to follow soon after.

On Wednesday, August 31, 2005, First State's stock closed at $22.59 per share.

First State will host a conference call to discuss this acquisition, which will be simulcast over the Internet on Tuesday, September 6, 2005 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning September 6, 2005 through September 16, 2005 at www.fsbnm.com, Investor Relations.

ADDITIONAL INFORMATION ABOUT THE MERGER
AND WHERE TO FIND IT

In connection with the proposed merger, First State and Access will file relevant materials with the Securities and Exchange Commission (the "SEC"), including one or more registration statement(s) that contain a prospectus and a proxy statement. Investors and security holders of Access are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about First State, Access and the Merger. Investors and security holders may obtain these documents (and any other documents filed by First State or Access with the SEC) free of charge at the SEC's website at www.sec.gov. In addition, the documents filed with the SEC by First State may be obtained free of charge by directing such request to: Christopher C. Spencer, Senior Vice President and CFO, First State Bancorporation, 7900 Jefferson, NE, Albuquerque, New Mexico 87109, phone: (505) 241-7154, or from First State's website at www.fsbnm.com. The documents filed with the SEC by Access may be obtained free of charge by directing such request to: Access Anytime Bancorp Inc., 801 Pile Street, P.O. Box 1569, Clovis, New Mexico 88101, Attention: Corporate Secretary, (505) 762-4417. Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

First State, Access and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Access in favor of the merger. Information about the executive officers and directors of First State and their ownership of First State common stock is set forth in the proxy statement for First State's 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2005. Information about the executive officers and directors of Access and their ownership of Access common stock is set forth in the proxy statement for Access's 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of First State, Access and their respective executive officers and directors in the acquisition by reading the proxy statement/prospectus regarding the acquisition when it becomes available.

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). The discussions regarding our growth strategy, expansion of operations in our markets, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "may," "will," "should," "seek," "approximately," "intend," "plan," "estimate," or "anticipate" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors' responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State's filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fsbnm.com.